(logo)LSI
                                                                 FINANCIAL GROUP



As of and for the year ended December 31, 1995, LSI Financial Group has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, LSI Financial Group had in effect a fidelity bond and errors and omissions policy in the amount of $1,000,000 and $5,000,000, respectively.


/s/Dennis R. James
Dennis R. James
Chief Operating Officer

May 17, 1996



                                                              415 NORTH McKINLEY
                                                                      SUITE 1250
                                                     LITTLE ROCK, ARKANSAS 72205
                                                                    501-663-9300